Exhibit 99.1

The First Bancshares, Inc. Reports Increased 4th Quarter Earnings and Declaration of Dividend

HATTIESBURG, Miss.--(BUSINESS WIRE)--February 2, 2010--The First Bancshares, Inc. (NASDAQ:FBMS), holding company for The First, A National Banking Association, (www.thefirstbank.com) today reported earnings for the quarter and the year ended December 31, 2009. The First Bancshares, Inc. also announced a special dividend of $0.05 per common share as well as a quarterly dividend of $0.025 per common share. The record date of both dividends will be February 11, 2010 with a payable date of February 26, 2010.

Net income available to common shareholders for the three months ended December 31, 2009 amounted to $525,000, or $.17 per diluted share, compared to $385,000 or $.13 per diluted share for the same quarter in 2008, an increase of $140,000 or 36.4%.

Net income available to common shareholders for the year ended December 31, 2009, amounted to $1,461,000, a 21.0% decrease from the $1,849,000 reported for the year ended December 31, 2008.

M. Ray “Hoppy” Cole, President & Chief Executive Officer, commented, “Forty-two (42) consecutive quarters of profit speak well for our Company. Additionally, the last two quarters of 2009 showed increased earnings over the comparable two quarters of 2008. Shareholders will also be pleased by the Board of Director’s decision to declare a dividend to our common shareholders. Continued improvement in our net interest margin and a reduction in our operating expenses are the result of focused efforts by our employees to improve the Bank’s performance.”

The following are key highlights for the last twelve months ended December 31, 2009:

  Reduced expenses for 2009 as compared to 2008 by 4.2%
  Net interest margin increased to 3.67% from 3.59% at September 30, 2009
  Total borrowed funds decreased 30.4% to $32.0 million.
  Began construction in December of our 9,000 square foot facility in Gulfport, Ms.

Net Interest Income and Non-Interest Income

Net interest income for the quarter ended December 31, 2009 increased to $4.2 million compared to $4.0 million for the same quarter in 2008. This increase is a result of the slight growth in loans experienced during the second and third quarters of 2009 as well as continued decreases in our funding costs over the last two quarters. Non-interest income increased for the fourth quarter of 2009 by $63,000 or 9.1% compared to the fourth quarter of 2008.

Non-Interest Expense Decreased

Non-interest expense decreased $674,000 or 4.2% during the year ended December 31, 2009. This reflects an ongoing effort to reduce expenses while not compromising our high level of customer service. We achieved this overall decrease of $674,000 despite our FDIC and OCC assessments increasing $547,000 over the same period.

Total Assets, Net Loans and Deposits Comparison

Total assets were up $2.7 million or .6% between December 31, 2008 and December 31, 2009. Total deposits increased of $5.7 million or 1.5% over the same period. Total loans net of unearned discount and allowance for loan losses decreased $4.3 million or 1.3% between December 31, 2008 and December 31, 2009.

Asset Quality

Non-accrual loans increased between December 31, 2008 and December 31, 2009, from $3.3 million to $4.4 million. This is an increase from 1.03% to 1.37% of net loans. Nonperforming loans remain well below our peer group. We believe that our bank has been proactive in the identification and management of potential problem loans. We increased our allowance for loan losses to 1.49% of total loans and believe that we are adequately reserved given current market conditions.

About The First Bancshares, Inc.

The First Bancshares, Inc., headquartered in Hattiesburg, Mississippi, is the parent company of The First, A National Banking Association. Founded in 1996, The First has operations in Hattiesburg, Laurel, Purvis, Picayune, Pascagoula, Bay St. Louis, Wiggins and Gulfport, Mississippi. The Company’s stock is traded on NASDAQ Global Market under the symbol FBMS. Information is available on the Company’s website: www.thefirstbank.com.

Forward Looking Statement

This news release contains statements regarding the projected performance of The First Bancshares, Inc. and its subsidiary. These statements constitute forward-looking information within the meaning of the Private Securities Litigation Reform Act. Actual results may differ materially from the projections provided in this release since such projections involve significant known and unknown risks and uncertainties. Factors that might cause such differences include, but are not limited to: competitive pressures among financial institutions increasing significantly; economic conditions, either nationally or locally, in areas in which the Company conducts operations being less favorable than expected; and legislation or regulatory changes which adversely affect the ability of the Company to conduct business combinations or new operations. The Company disclaims any obligation to update such factors or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments. Further information on The First Bancshares, Inc. is available in its filings with the Securities and Exchange Commission, available at the SEC’s website, http://www.sec.gov.

THE FIRST BANCSHARES, INC. FINANCIAL HIGHLIGHTS (Unaudited) ($ amounts in thousands, except earnings, book value and total share volume)

	For three months		For twelve months
	ended December 31,		ended December 31,
	2009	2008	2009	2008

Interest income	$6,503	$7,202	$26,278	$31,724
Interest expense	2,301	3,157	10,240	14,146
Net interest income	4,202	4,045	16,038	17,578
Provision for loan losses	150	484	1,206	2,205
Net interest income after provision for loan losses	4,052	3,561	14,832	15,373
Non-interest income	753	690	2,860	3,162
Investment Impairment Expense	26	-	111	-
Non-interest expense	4,069	3,774	15,324	15,998
Income before income taxes	710	477	2,257	2,537
Income taxes	109	92	514	688
Net income	601	385	1,743	1,849
Preferred Dividends	62	-	225	-
Preferred Stock Accretion	14	-	57	-
Net income applicable to Common Stock	525	385	1,461	1,849

Earnings per share applicable to common shareholders-Basic	$.17	$.14	$.49	$.62
Earnings per share applicable to common shareholders-Diluted	$.17	$.13	$.49	$.61
Dividends per share	$-	$-	$-	$.225

			Dec 31,	Dec 31,
			2009	2008
Total assets			$477,552	$474,824
Cash and due from banks			8,416	11,649
Federal funds sold			7,575	13,359
Investment securities			112,234	99,691
Loans, net of unearned interest			318,795	323,085
Allowance for loan losses as % of net loans			1.49%	1.48%
Loans past due 90 days and still accruing			1,447	1,732
Non-accrual loans			4,367	3,340
Deposits-interest bearing			335,227	320,485
Deposits-non interest bearing			48,527	57,594
Total deposits			383,754	378,079
Borrowed funds			32,037	46,027
Subordinated debentures			10,310	10,310
Stockholders’ equity			43,617	36,568
Book value (per share)			12.79	12.23
Total shares outstanding			3,019,869	2,990,201

CONTACT:
The First Bancshares, Inc.
M. Ray “Hoppy” Cole, CEO
or
DeeDee Lowery, CFO
601-268-8998